                                                      RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-74501
PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 16, 1999)

                              [LOGO OF ARMSTRONG]

                                 $200,000,000

                       Armstrong World Industries, Inc.

                          7.45% Senior Notes Due 2029

                                 ------------

   The senior notes will mature on May 15, 2029. The senior notes bear interest at the rate of 7.45% per year. The Company will pay interest on the senior notes on May 15 and November 15 of each year, beginning on November 15, 1999. The senior notes are not redeemable before maturity and do not have the benefit of any sinking fund.

   The senior notes are unsecured and rank equally with all of our other current and future unsecured senior indebtedness. The senior notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

                                 ------------

   Investing in the senior notes involves certain risks and uncertainties which are described in the "Risk Factors" section on page S-7 of this prospectus supplement and beginning on page 6 of the accompanying prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                                   Per Senior Note    Total
                                                   --------------- ------------
Public Offering Price.............................     99.882%     $199,764,000
Underwriting Discount.............................      0.875%     $  1,750,000
Proceeds to the Company (before expenses).........     99.007%     $198,014,000

   The public offering price set forth above does not include accrued interest, if any, from May 19, 1999.

                                 ------------

   The Underwriters expect to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company against payment for the senior notes in New York, New York, on or about May 19, 1999. This is a firm commitment underwriting.

                                 ------------

                          Joint Book-Running Managers

Salomon Smith Barney                                      J.P. Morgan & Co.
Banc One Capital Markets, Inc.

                               Barclays Capital

                                                          HSBC Securities, Inc.

May 14, 1999

   You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are not, and the Underwriters are not, offering to sell the senior notes and/or seeking offers to buy the senior notes, in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the senior notes. In this prospectus supplement and the accompanying prospectus, the "Company," "we," "us" and "our" refer to Armstrong World Industries, Inc.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................  S-3
Incorporation of Certain Documents By Reference..........................  S-3
Cautionary Statement Concerning Forward-looking Statements...............  S-4
Prospectus Supplement Summary............................................  S-5
Risk Factors.............................................................  S-7
Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed
 Charges.................................................................  S-9
Use of Proceeds.......................................................... S-10
Capitalization........................................................... S-11
Description of Senior Notes.............................................. S-12
Underwriters............................................................. S-15
Legal Matters............................................................ S-16
Experts.................................................................. S-16

                                  Prospectus

Where You Can Find More Information......................................    2
Incorporation of Certain Documents by Reference..........................    2
Cautionary Statement Concerning Forward-looking Information..............    3
The Company..............................................................    4
Risk Factors.............................................................    6
Use of Proceeds..........................................................    8
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
 Charges and Preferred Stock Dividends...................................    9
Description of Debt Securities...........................................   10
Description of Capital Stock.............................................   25
Description of Warrants..................................................   32
Description of Depositary Shares.........................................   33
Plan of Distribution.....................................................   36
Legal Matters............................................................   38
Experts..................................................................   38

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this prospectus supplement and the accompanying prospectus as the "Commission." You may read and copy any document we file at the Commission's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings (file number 001-02116) are also available to the public at the Commission's web site at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   In addition, we have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, and referred to as the "Securities Act," with respect to the senior notes. This prospectus supplement and the accompanying prospectus does not contain all of the information in the Registration Statement. For further information with respect to the Company and the senior notes, you should read the Registration Statement and its exhibits.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Commission allows us to "incorporate by reference" the information we file with them, which means:

  . we can disclose important information to you by referring you to those documents;

  . incorporated documents are considered part of this prospectus supplement and the accompanying prospectus; and

  . information we file with the Commission will automatically update and supersede the information contained in this prospectus supplement.

   We incorporate by reference the documents listed below which were filed with the Commission under the Securities Exchange Act of 1934, as amended, and referred to as the "Exchange Act" and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until such time as all of the securities covered by this prospectus supplement have been sold.

  . Our Annual Report on Form 10-K for its fiscal year ended December 31, 1998; and

  .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

   Armstrong World Industries, Inc.
   2500 Columbia Avenue
   Lancaster, Pennsylvania 17603
   Attn:Jean Gallagher
     Investor Relations
     (717) 397-0611

     CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Cautionary Statement About Future Results

   This prospectus supplement and the accompanying prospectus include forward-looking statements. Forward-looking statements provide the Company's expectations or forecasts of future events. These statements may be identified by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words of similar meaning in discussions of future operating or financial performance. In particular, these include statements relating to future earnings per share, dividends, financial results, operating results, prospective products, future performance of current products, future sales or expenses, and the outcome of contingencies such as legal proceedings.

   Any of these forward-looking statements may turn out to be wrong. Actual future results may vary materially. Consequently, no forward-looking statement can be guaranteed.

   Many factors could cause the Company's actual results to differ materially from expected historical results. Such factors include:

  .  the strength of end-use markets for our building products in North
     America,

  .  levels of raw material and energy costs,

  . competitive pricing caused by global overcapacity for building products such as our floors and ceilings,

  . economic and political disruptions in emerging markets and developing countries,

  .  integration of businesses acquired in 1998, and

  . the outcome of the asbestos, environmental and any other legal proceedings as described the "Legal Proceedings" sections of the Company's 10-K, 10-Q and 8-K filings with the SEC.

   This should not be considered to be a complete list of all potential risks and uncertainties that might affect our future results. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The related disclosures in our report on Form 10-K filed in March 1999, and any further disclosures the Company makes in subsequent 10-Q, 8-K and 10-K reports to the Commission should also be consulted.

                         PROSPECTUS SUPPLEMENT SUMMARY
                                  The Company
   This summary may not contain all the information that maybe important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the financial data and related notes included herein and the documents incorporated by reference herein, before making an investment decision.
   The Company was incorporated in Pennsylvania in 1891. We design, manufacture and sell interior finishings, including floor coverings, building products (primarily ceiling systems) and wood products. These products are sold primarily for use in the furnishing, refurbishing, repair, modernization and construction of residential, commercial and institutional buildings. We also manufacture various industrial and other products, including pipe insulation, gasket material and textile machine parts. Through Triangle Pacific Corp., a company we acquired on July 23, 1998 and referred to as "Triangle," we manufacture hardwood and other flooring and relevant products, as well as kitchen and bathroom cabinets. Further, effective August 31, 1998, we acquired 93% of DLW Aktiengesellschaft, a German company, referred to as "DLW," that manufactures flooring sold primarily in European markets.

   Our business includes five segments: floor coverings, building products, wood products, insulation products and all other products, each of which is described below.

 . Floor Coverings

   We are a worldwide manufacturer of floor coverings for the interiors of homes and commercial and institutional buildings, offering a broad range of resilient flooring together with adhesives, installation and maintenance materials and accessories. Resilient flooring, in both sheet and tile form, together with laminate flooring and linoleum, is made in a variety of types, designs, and colors. These types of flooring offer such features as ease of installation, reduced maintenance (no-wax), and cushioning for greater underfoot comfort. Floor covering products are sold to the commercial and residential market segments through wholesalers, retailers (including large home centers), and contractors, and to the hotel/motel and manufactured homes industries.

 . Building Products

   We are a major producer of ceiling materials in the United States and Europe, and market both residential and commercial ceiling systems. Ceiling materials for the home are offered in a variety of types and designs; most provide noise reduction and features intended to permit ease of installation. Our residential ceiling products are sold through wholesalers and retailers (including large home centers). Commercial ceiling systems, designed for use in shopping centers, offices, schools, hospitals, and other commercial and institutional structures, are available in numerous colors, performance characteristics and designs. They offer characteristics such as acoustical control, rated fire protection, and aesthetic appeal. We sell commercial ceiling materials and accessories, along with acoustical wall panels, to ceiling systems contractors and to resale distributors. Suspension ceiling systems products are manufactured and sold through a joint venture with Worthington Industries.

 . Wood Products

   Through Triangle Pacific, we manufacture and sell hardwood flooring and other flooring and related products. Our wood products segment also manufactures and distributes kitchen and bathroom cabinets. These products are used primarily in residential new construction and remodeling, with some commercial applications such as retail stores and restaurants. Flooring sales are generally made through independent wholesale flooring distributors. Bathroom cabinets are distributed through Company-operated distributors and are sold directly to the end-user. The business of this segment is seasonal, with demand for its products generally highest between the months of April and November.

                                  The Offering

Issuer.......................... Armstrong World Industries, Inc.

Notes Offered................... $200,000,000 aggregate principal amount of
                                 7.45% Senior Notes due 2029.

Maturity........................ May 15, 2029.

Interest........................ We will pay interest on the senior notes on
                                 May 15 and November 15 of year, beginning
                                 November 15, 1999.

Ranking......................... The senior notes will be unsecured obligations, ranking equally with all of our other unsecured and unsubordinated indebtedness which may be outstanding from time to time.

Redemption...................... The senior notes will not be redeemable prior to maturity.

Use of Proceeds................. We anticipate that the net proceeds from the offering will be approximately $197.9 million. We expect to use the net proceeds to repay short-term indebtedness.

Risk Factors.................... You should consider all of the information contained in this prospectus supplement and the accompanying prospectus before making an investment in the Senior Notes. In particular, you should consider the risks set forth under the heading "Risk Factors" on page S-7 of this prospectus supplement and page 6 of the accompanying prospectus.

Ratio of Earnings to Fixed
Charges and Earnings to
Combined Fixed Charges.......... Our consolidated ratios of earnings from continuing businesses to fixed charges was
                                 0.63 (earnings were inadequate to cover fixed charges by $28.9 million) for the year ended December 31, 1998 and 3.48 for the three months ended March 31, 1999.

 . Insulation Products

   We manufacture insulation products for the technical insulation market. Insulation products are made in a variety of types and designs to satisfy various industrial and commercial applications with the majority of the products comprising closed cell flexible foams. A broad range of cladding and other related materials for the insulation contracting market are also produced. Insulation products are sold primarily throughout Europe and North America, with newer markets in Asia and South America.

   On February 2, 1999, we announced our intent to form a joint venture in the worldwide technical insulation business with NMC (USA)/Nomaco (Belgium) and Thermaflex (Netherlands) subject to the completion of due diligence procedures and regulatory approval.

 . Other Products

   Other business units offer specialty products for the automotive, textile and other industries worldwide. Gasket materials are sold for new and replacement use in the automotive, farm equipment, appliance, small engine, compressor and other industries. Textile products include cots and aprons sold to equipment manufacturers and textile mills. Gasket and textile products are sold, depending on type and ultimate use, to original equipment manufacturers, contractors, wholesalers, fabricators and end users. In May, 1999, DLW closed the sale of its office furniture business. We had previously disclosed that this business was being held for sale. We constantly evaluate our various business units and may from time to time dispose of, or restructure, those units.

                                  RISK FACTORS
   The senior notes we plan to sell involve a certain degree of risk. Investors should carefully consider the risk factors described below and the risk factors described in the accompanying prospectus together with all of the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus in determining whether to purchase any of the senior notes.

Possible Adverse Consequences from Asbestos-Related Personal Injury Liability

   We are one of many defendants in approximately 164,000 pending claims as of March 31, 1999, alleging personal injury from exposure to asbestos. Nearly all claims seek general and punitive damages arising from alleged exposures, at various times, from World War II onward, to asbestos-containing products. These claims generally involve allegations of negligence, strict liability, breach of warranty and conspiracy with respect to its involvement with asbestos-containing insulation products. We discontinued the sale of all such products in 1969. The claims also allege that injury may be determined many years (up to 40 years) after first exposure to asbestos. Nearly all suits name many defendants, and over 100 different companies are reportedly involved.

   We generally are involved in all stages of claims resolution and litigation, including individual trials, consolidated trials and appeals. Neither the rate of future filings and resolutions nor the total number of future claims can be predicted at this time with a high degree of certainty.

   During 1998, pending claims increased by 71,000 claims. In the first quarter of 1999, 11,380 additional claims were filed. Based on this claims experience in the first quarter of 1999, there appear to have been favorable developments with respect to some assumptions, but in some respects less favorable developments than anticipated on average for 1999. We will continue to study the variables as experienced in 1999 in order to identify trends that may become evident and to assess their impact on the range of liability that is probable and estimable. We will evaluate whether any changes are required to our estimated liability as we receive additional claims experience.


   We continually evaluate the nature and amount of recent claim settlements and their impact on our projected asbestos resolution and defense costs. In doing so, we review, among other things, our recent and historical settlement amounts, the incidence of past claims, the mix of the injuries and occupations of the plaintiffs, the number of cases pending against us, previous estimates based on proposed settlement vehicles and our recent experience. Subject to uncertainties, limitations and other variables that can affect our liability, and based upon our experience, we have estimated our share of liability to defend and resolve probable asbestos-related personal injury claims. Our estimation of such liability that is probable and estimable through 2004 ranges from $389.4 million to $778.0 million. We have concluded that no amount within that range is more likely than any other, and therefore have reflected $389.4 million as a liability in our consolidated financial statements as of March 31, 1999. Of this amount, management expects to incur approximately $120.0 million over the next 12 months and has reflected this amount as a current liability. This estimate includes an assumption that the number of new claims filed annually will be less than the number filed in 1998.

   For claims that may be filed beyond 2004, management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims, or the cost to resolve them. Accordingly, it is reasonably possible that the total exposure to personal injury claims may be greater than the recorded liability.

   We do not know how many claims will be filed against us in the future, nor the details thereof, nor of pending suits not fully reviewed, nor the defense and resolution costs that may ultimately result therefrom, nor whether an alternative to a proposed, but unsuccessful, mass class action settlement vehicle in the federal courts may emerge, nor the scope of our insurance coverage ultimately deemed available.

   Because of the uncertainties, it is extremely difficult to obtain reasonable estimates of the amount of the ultimate liability. The estimate of likely claims to be filed in the future is subject to an increasing degree of uncertainty each year into the future. As additional experience is gained regarding claims and settlements or other new information becomes available regarding the potential liability, we will reassess our potential liability and revise the estimates as appropriate.

   An insurance asset in the amount of $264.8 million is recorded as an asset in our consolidated financial statements as of March 31, 1999. This amount reflects our belief in the availability of insurance in this amount, based upon our success in insurance recoveries, recent settlement agreements that provide such coverage, the nonproducts recoveries by other companies and the opinion of outside counsel. The amount to be received in the next 12 months is dependent upon the actual liability incurred and the nature and result of settlement discussions. Management estimates that the timing of future cash payments for the remainder of the recorded asset may extend beyond 10 years.

   As noted above, a number of variables affect the our estimate of our asbestos liability. It is possible that an unexpected change in any of those variables could have a material adverse effect on our financial condition and results of operations, although we do not believe that will occur. In addition, the net after-tax effect of any future liabilities recorded in excess of insurance assets could be material in such future period.

                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
                           TO COMBINED FIXED CHARGES

   The following table sets forth the Company's consolidated ratios of earnings from continuing businesses to fixed charges for the indicated periods.

                                                                      Three
                                                                     Months
                                                        Year Ended    Ended
                                                       ------------ ---------
                                                       December 31, March 31,
                                                           1998       1999
                                                       ------------ ---------
     Ratio of earnings from continuing businesses to
      fixed charges...................................     0.63(1)    3.48

--------
(1)Earnings were inadequate to cover fixed charges by $28.9 million.

   The ratio of earnings from continuing businesses to fixed charges has been computed by dividing earnings from continuing businesses by fixed charges. For purposes of calculating this ratio, earnings from continuing businesses consist of consolidated earnings from continuing business operations before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of rent expense which is deemed to be representative of interest and amortization of finance costs. The ratio of earnings from continuing businesses to fixed charges for the last five fiscal years is set forth in the accompanying prospectus.

                                USE OF PROCEEDS

   We anticipate that the net proceeds to the Company from the sale of the senior notes in this offering will be approximately $197.9 million after deducting underwriting discounts and commissions and expenses payable by the Company. We expect to use the net proceeds from this offering to repay short-term indebtedness as described below.

   Pursuant to its commercial paper program, the Company issued commercial paper to partially finance the acquisitions of Triangle and DLW and to repay certain indebtedness assumed in connection therewith. The commercial paper notes issued under this program have maturities of up to 364 days and bear interest at rates between approximately 5.0% and 5.25%. At March 31, 1999, we had approximately $888.3 million of outstanding commercial paper. The Company intends to use the net proceeds of this offering to repay a portion of the commercial paper notes issued under its program and may use a portion of such proceeds for general corporate purposes pending the application thereof or invest such funds in short-term, interest bearing, investment grade obligations.

                                CAPITALIZATION

   The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of March 31, 1999 (i) on an actual basis and (ii) on a pro forma basis as adjusted to give effect to the consummation of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with and is qualified by reference to the selected financial data contained in this prospectus supplement and the financial statements and notes thereto included in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                Pro Forma
                                                               As Adjusted
                                                  Actual   For This Offering(1)
                                                 --------  --------------------
                                                     (dollars in millions)
Cash and cash equivalents....................... $   36.6        $   36.6
Short-term debt:
  Short-term debt...............................    188.8           188.8
  Current maturities of long-term debt..........     32.6            32.6
                                                 --------        --------
                                                 $  221.4        $  221.4
                                                 ========        ========
Long-term debt:
  7.45% Senior Notes due 2029................... $    --         $  200.0
  7.45% Senior Quarterly Interest Bonds due
   2038.........................................    180.0           180.0
  6.35% Senior Notes due 2003...................    199.9           199.9
  6.50% Senior Notes due 2005...................    149.7           149.7
  9.75% Debentures due 2008.....................    125.0           125.0
  Commercial Paper, noncurrent..................    750.0           550.0
  Medium-term notes 8.75-9% due 2000-2001.......     25.6            25.6
  Bank loans 1999-2000..........................     83.6            83.6
  Industrial development bonds..................     31.0            31.0
  Zero coupon note..............................      2.9             2.9
  Capital lease obligations.....................     12.8            12.8
  Other.........................................     26.1            26.1
  Less: Current maturities......................    (32.6)          (32.6)
                                                 --------        --------
Net long-term debt..............................  1,554.0         1,554.0
Employee Stock Ownership Plan (ESOP) loan
 guarantee......................................    178.6           178.6
Shareholders' equity:
  Common stock $1 par value per share,
   authorized 200 million shares; issued
   51,878,910 shares............................     51.9            51.9
  Capital in excess of par value................    173.6           173.6
  Reduction for ESOP loan guarantee.............   (195.6)         (195.6)
  Retained earnings.............................  1,286.5         1,286.5
  Other comprehensive income (2)................    (26.5)          (26.5)
                                                 --------        --------
Less common stock in treasury, at cost:
  11,839,012 shares.............................   (547.1)         (547.1)
                                                 --------        --------
    Total shareholders' equity..................    742.8           742.8
                                                 --------        --------
    Total capitalization........................ $2,475.4        $2,475.4
                                                 ========        ========

--------
(1) Gives effect to the consummation of this offering and the application of the net proceeds therefrom. See "Use of Proceeds."
(2) Includes minimum pension liability adjustment and foreign currency translation adjustment and hedging activities.

                          DESCRIPTION OF SENIOR NOTES

   The following description of the particular terms of the senior notes being offered (referred to in the accompanying prospectus as the "Senior Debt Securities") supplements and to the extent inconsistent, replaces the description of the general terms and provisions of Senior Debt Securities set forth in the accompanying prospectus to which description reference is hereby made. The following summary is qualified in its entirety by reference to the Senior Indenture referred to in the accompanying prospectus, and reference should be made to the accompanying prospectus and the Senior Indenture for the definitions of certain capitalized terms used below.

General

   The senior notes will mature on May 15, 2029, referred to as the "Maturity Date," and will be limited in aggregate principal amount to $200,000,000. The Company will issue the senior notes as a single series of Senior Debt Securities under the Senior Indenture. The Company will issue the senior notes in fully registered book-entry form only, without coupons, in denominations of $1,000 and integral multiples thereof. The senior notes are not entitled to the benefit of any sinking fund. Each of the senior notes will bear interest at the rate per year shown on the cover page of this prospectus supplement from and including May 19, 1999 or from and including the most recent Interest Payment Date to which interest has been paid or provided for, payable on May 15 and November 15 of each year, beginning November 15, 1999 (each, referred to as an "Interest Payment Date"), to the person in whose name the senior notes are registered, referred to as the "Holder," at the close of business on the date fifteen days prior to such Interest Payment Date, referred to as the "Regular Record Date."

   If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the interest or principal payment shall be made on the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date. Interest on the senior notes will be computed on the basis of a 360-day year of twelve 30-day months.

   The senior notes will be unsecured senior obligations of the Company, ranking equally with all other unsecured and unsubordinated indebtedness of the Company which may be outstanding from time to time. The senior notes will not be redeemable prior to maturity.

   The senior notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

Book-Entry System, Form and Delivery

   The senior notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company, as Depositary, and the provisions set forth under "Description of Debt Securities--Global Securities" in the accompanying Prospectus will apply to the senior notes.

   The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (the "Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants, referred to as the "Direct Participants," include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through, or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as the "Indirect Participants." The rules applicable to the Depositary and its Participants are on file with the Commission.

   Purchases of the senior notes under the Depositary's system must be made by or through Direct Participants, who will receive a credit for the senior notes on the Depositary's records. The ownership interest of each actual purchaser of each senior note, referred to as "Beneficial Owner," is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the senior notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in the senior notes except in the event that use of the book-entry system for the senior notes is discontinued.

   To facilitate subsequent transfers, all senior notes deposited by Participants with the Depositary will be registered in the name of Cede & Co. The deposit of the senior notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the senior notes; the Depositary's records reflect only the identify of the Direct Participants to whose accounts such senior notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Delivery of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither the Depositary nor Cede & Co. will consent or vote with respect to the senior notes. Under its usual procedures, the Depositary mails an omnibus proxy, referred to as an "Omnibus Proxy," to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the senior notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Principal and interest payments on the senior notes will be made to Cede & Co. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of the Depositary, the Underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the respective trustees. Disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   The Depositary may discontinue providing its services as securities depository with respect to the senior notes at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the senior notes are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificates will be printed and delivered.

   The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of the Depositary, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the senior notes, or with respect to payments to or providing of notice for the Direct
Participants, the Indirect Participants or the Beneficial Owners.

   The Depositary's management is aware that some computer applications, systems and the like for processing data, referred to as "Systems," that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its participants and other members of the financial community, referred to as the "Industry," that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within the Depositary, referred to as "DTC Services," continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

   According to the Depositary, the foregoing information with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

   The information contained above under the caption "Description of Senior Notes--Book-Entry System, Form and Delivery" concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. Neither the Company, the Trustee nor the underwriters, dealers or agents take responsibility for the accuracy or completeness thereof.

The Trustee

   The trustee under the Senior Indenture will be The First National Bank of Chicago, as Trustee, and is referred to in this prospectus supplement as the "Trustee." The First National Bank of Chicago, as Trustee also serves as trustee under the Subordinated Indenture, dated as of December 23, 1998, between the Company and the Trustee. The Trustee also provides other banking services to the Company in the normal course of business.

   Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default, or upon the occurrence of a default under such other indenture, the Trustee may be deemed to have a conflicting interest with respect to the senior notes for purposes of the Trust Indenture Act of 1939 and, unless the Trustee is able to eliminate any such conflicting interest, the Trustee may be required to resign as Trustee under the Senior Indenture. In that event, the Company would be required to appoint a successor trustee for the Senior Indenture.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an Underwriting Agreement, dated the date hereof, the Underwriters named below, have severally, but not jointly, agreed to purchase, and the Company has agreed to sell to them, severally, the principal amounts of the senior notes set forth opposite its name below:

                                                                    Principal
                                                                      Amount
                                                                    of Senior
                              Underwriter                             Notes
                              -----------                          ------------
      Salomon Smith Barney Inc. .................................. $ 80,000,000
      J.P. Morgan Securities Inc..................................   80,000,000
      Banc One Capital Markets, Inc. .............................   13,334,000
      Barclays Capital Inc. ......................................   13,333,000
      HSBC Securities, Inc. ......................................   13,333,000
                                                                   ------------
          Total................................................... $200,000,000
                                                                   ============

   The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the senior notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the senior notes if any are taken.

   The Company has been advised by the Underwriters that the Underwriters initially propose to offer the senior notes directly to the public at the public offering prices set forth on the cover page hereof and to certain dealers at prices that represent a concession not to exceed 0.500% of the principal amount per senior note. Any Underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed 0.250% of the principal amount per senior note. After the senior notes are released to the public, the offering price and other selling terms may from time to time be changed by the Underwriters named on the cover page of this prospectus supplement.

   The Company has agreed to indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect of such liabilities.

   The senior notes are a new issue of securities with no established trading market. The Company does not intend to apply for the listing of the senior notes on a national securities exchange, but has been advised by the Underwriters that they intend to make a market in the senior notes. However, they are not obligated to do so and may discontinue the market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes.

   In order to facilitate the offering of the senior notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the senior notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the senior notes for their own account. In addition, to cover overallotments or to stabilize the price of the senior notes, the Underwriters may bid for, and purchase, the senior notes in the open market. Finally, the Underwriters syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the senior notes in this offering, if the syndicate repurchases previously distributed senior notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the senior notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

   From time to time certain Underwriters and their affiliates engage in transactions, including commercial banking and investment banking transactions, and also perform services for the Company and its affiliates in the ordinary course of business for which they have received and will continue to receive customary fees. In addition, in the ordinary course of business the Underwriters may actively trade securities of the Company for such Underwriter's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   J.P. Morgan Securities Inc. acted as syndication agent under the Company's credit facilities. In addition, Citibank N.A., Morgan Guaranty Trust Company of New York, Barclays Bank plc and Marine Midland Bank, which are affiliates of Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Barclays Capital Inc. and HSBC Securities, Inc., respectively, are lenders under the Company's credit facilities. In addition, J.P. Morgan Securities Inc. acts as a dealer under the Company's commercial paper program.

   We estimate that the total expense of this offering, excluding underwriting discounts and commissions, will be approximately $100,000.

                                 LEGAL MATTERS

   Certain matters with respect to the validity of the senior notes offered hereby will be passed upon for the Company by Rogers & Wells LLP, New York, New York. Certain legal matters relating to the senior notes will be passed upon for the Underwriters by Davis Polk & Wardwell.

                                    EXPERTS

   The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   With respect to the unaudited interim financial information of the Company for the period ended March 31, 1999, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999, states that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on such reports should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.

PROSPECTUS

                       ARMSTRONG WORLD INDUSTRIES, INC.

                               ----------------

                                $1,000,000,000
                                Debt Securities
                                 Common Stock
                            Class A Preferred Stock
                                   Warrants
                               Depositary Shares

   We may offer from time to time, together or separately, (1) debt securities, referred to as "Debt Securities," which may be either senior debt securities or subordinated debt securities or other evidences of indebtedness in one or more series; (2) shares of common stock, referred to as "Common Stock," including Preferred Stock Purchase Rights which attach to each share of Common Stock, referred to as "Rights"; (3) shares of Class A Preferred Stock, referred to as "Preferred Stock," including shares of Series One Preferred Stock issuable upon exercise of the Rights and one or more series of Class A Preferred Stock which may be convertible into or exchangeable for Common Stock or Debt Securities; (4) warrants or other rights to purchase Debt Securities, Common Stock or Preferred Stock, or any combination thereof, as we may designate at the time of the offering, referred to as "Warrants"; and (5) depositary shares, referred to as "Depositary Shares." Our Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "ACK." Our 7.45% Senior Quarterly Interest Bonds due 2038 are listed on the New York Stock Exchange under the symbol "AKK." The Debt Securities, Common Stock, Preferred Stock, Warrants and Depositary Shares are collectively referred to as the "Securities."

   The aggregate initial offering price of the Securities that we intend to offer will not exceed $1,000,000,000. The Securities may be issued as units and in any combination. We will offer the Securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering.

   We will provide the specific terms of the Securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the Securities. This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement.

   Your investment in the Securities may involve certain risks. See "Risk Factors" beginning on page 6 of this prospectus and those risk factors contained in the applicable prospectus supplement, if any, for any additional risks in connection with your investment.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this Prospectus is March 16, 1999.

   The information contained in this prospectus is not complete and may be changed. A registration statement relating to these Securities has been filed with the Securities and Exchange Commission. We may not sell these Securities until the registration statement becomes effective. This prospectus is not an offer to sell or the solicitation of an offer to buy these Securities in any state in which such offer, solicitation or sale is not permitted.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you invest in any of the Securities.

                      WHERE YOU CAN FIND MORE INFORMATION

   Armstrong World Industries, Inc., referred to as the "Company," files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this prospectus as the "Commission." You may read and copy any document that the Company files at the Commission's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; at regional offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, New York, New York 10048. The Company's filings with the Commission (file number 001-02116) are also available to the public at the Commission's web site at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   In addition, the Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Securities. This prospectus does not contain all of the information in the Registration Statement. For further information with respect to the Company and the Securities, you should read the Registration Statement and its exhibits.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Commission allows the Company to "incorporate by reference" the information it files with them, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Company files with the Commission will automatically update and supersede this information. The Company incorporates by reference its Annual Report on Form 10-K for its fiscal year ended December 31, 1998 and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Securities have been sold. In this prospectus, the Securities Exchange Act of 1934, as amended, is referred to as the "Exchange Act," and the Securities Act of 1933, as amended, is referred to as the "Securities Act."

   You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

   Armstrong World Industries, Inc.
   2500 Columbia Avenue
   Lancaster, Pennsylvania 17603
   Attn: Deborah K. Owen
   Senior Vice President, Secretary
   and General Counsel
   (717) 397-0611

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

   This prospectus and any accompanying prospectus supplement include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negatives of such words or variations thereon or comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company, including, among other things:

   . material adverse changes in economic conditions in the markets served by the Company;

   . the possibility that currently unanticipated difficulties may arise in integrating the operations of newly acquired businesses and newly formed joint ventures; and

   .    competition from others in the markets served by the Company.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and any accompanying prospectus supplement might not occur.

                                  THE COMPANY

   The Company was incorporated in Pennsylvania in 1891. We design, manufacture and sell interior furnishings, including floor coverings, building products (primarily ceiling systems) and wood products. These products are sold primarily for use in the furnishing, refurbishing, repair, modernization and construction of residential, commercial and institutional buildings. We also manufacture various industrial and other products, including pipe insulation, gasket material and textile machine parts. Through Triangle Pacific Corp., a company acquired on July 23, 1998 and referred to as "Triangle Pacific," we manufacture hardwood and other flooring and relevant products, as well as kitchen and bathroom cabinets. Further, effective
August 31, 1998, we acquired 93% of DLW Aktiengesellschaft, a German company, that manufactures flooring and some office furniture in Europe.

   Our business includes five segments, flooring coverings, building products, wood products, insulation products and all other products, each of which is described below.

 . Floor Coverings

   We are a worldwide manufacturer of floor coverings for the interiors of homes and commercial and institutional buildings, offering a broad range of resilient flooring together with adhesives, installation and maintenance materials and accessories. Resilient flooring, in both sheet and tile form, together with laminate flooring, linoleum, carpet and sports flooring, is made in a wide variety of types, designs, and colors. These types of flooring offer such features as ease of installation, reduced maintenance (no-wax), and cushioning for greater underfoot comfort. Floor covering products are sold to the commercial and residential market segments through wholesalers, retailers (including large home centers), and contractors, and to the hotel/motel and manufactured homes industries.

 . Building Products

   We are a major producer of ceiling materials in the United States and abroad, and market both residential and commercial ceiling systems. Ceiling materials for the home are offered in a variety of types and designs; most provide noise reduction and incorporate Company-designed features intended to permit ease of installation. These residential ceiling products are sold through wholesalers and retailers (including large home centers). Commercial ceiling systems, designed for use in shopping centers, offices, schools, hospitals, and other commercial and institutional structures, are available in numerous colors, performance characteristics and designs and offer characteristics such as acoustical control, rated fire protection, and aesthetic appeal. We sell commercial ceiling materials and accessories, along with acoustical wall panels, to ceiling systems contractors and to resale distributors. Suspension ceiling systems products are manufactured and sold through a joint venture with Worthington Industries.

 . Wood Products

   The Company, through Triangle Pacific, manufactures and sells hardwood flooring and other flooring and related products. The wood products segment also manufactures and distributes kitchen and bathroom cabinets. These products are used primarily in residential new construction and remodeling, with some commercial applications such as retail stores and restaurants. Flooring sales are generally made through independent wholesale flooring distributors and the cabinets are distributed through Company-operated distributors and directly to the end-user. The business of this segment is seasonal, with demand for its products generally the highest between the months of April and November.

 . Insulation Products

   We manufacture insulation products for the technical insulation market. Insulation products are made in a wide variety of types and designs to satisfy various industrial and commercial applications with the majority of the products comprising closed cell flexible foams. A broad range of cladding and other related materials for the insulation contracting market are also produced. Insulation products are sold primarily throughout Europe and North America, with increasing markets in Asia and South America.

 . All Other Products

   Other business units include the making of a variety of specialty products for the automotive, textile and other industries worldwide. Gasket materials are sold for new and replacement use in the automotive, farm equipment, appliance, small engine, compressor and other industries. Textile products include cots and aprons sold to equipment manufacturers and textile mills. Gasket and textile products are sold, depending on type and ultimate use, to original equipment manufacturers, contractors, wholesalers, fabricators and end users.

                                 RISK FACTORS

   The Securities we plan to sell may involve a significant degree of risk. Investors should carefully consider the risk factors described below, together with all of the information set forth or incorporated by reference in this prospectus or any accompanying prospectus supplement, in determining whether or not to purchase any of the Securities. Additional risk factors may be set forth in an accompanying prospectus supplement.

 . Risks Associated with Integration of Triangle Pacific, DLW and Other Possible Expansion.

   The Company recently experienced a period of significant expansion. This expansion period included the acquisitions of Triangle and DLW. It also included expansion into markets that have not been traditionally serviced by the Company. As a result, our management now manages a substantially larger enterprise. We can not give any assurance that we can effectively implement the organizational and operational systems necessary for optimal management and integration of our newly expanded businesses, or any other businesses that we may acquire in the future. We also can not give any assurances that we will be able to manage our growth successfully. In addition, our management is in the ongoing process of evaluating the nature and scope of our operations and various short-term and long-term strategic considerations. We must assess to what extent integration, consolidation or other modification of our businesses is appropriate. Some uncertainties and risks relating to the integration of combined operations may exist and, therefore, it is difficult to predict or quantify the impact of such decisions on our results of operations and financial condition.

   While management expects to realize certain operating synergies and cost savings as a result of its recent acquisitions as well as any future acquisitions, there can be no assurance that such synergies and savings will be achieved. It may also be difficult to integrate these businesses into our Company successfully or on a timely basis. As a result, any future acquisitions may have an adverse effect on our results of operations and financial position.

 . Absence of Public Market for the Debt Securities, Warrants and Preferred
Stock.

   Any new Securities sold will have no established trading market, other than the Company's Common Stock, which is listed on the New York, Pacific and Philadelphia Stock Exchanges. Any Common Stock sold pursuant to a prospectus supplement will be listed on the New York, Pacific and Philadelphia Stock Exchanges, subject to official notice of issuance. Any underwriters purchasing our Securities for any public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. As a result, we can not give any assurance that the secondary market for any of the Debt Securities, Warrants, Preferred Stock or Depositary Shares will be liquid.

 . Certain Provisions of the Company's Articles of Incorporation, Bylaws and the Pennsylvania Business Corporation Law.

   The Company's Articles of Incorporation and Bylaws, as well the Pennsylvania Business Corporation Law, contain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company, including without limitation, cumulative voting for directors, classification of the board of directors into three classes, certain supermajority voting requirements, the ability to issue shares of a series of Preferred Stock without stockholder approval and the issuance of preferred stock purchase rights which attach to each share of Common Stock and may become exercisable in connection with certain acquisitions. For a further description of these provisions, see "Description of Capital Stock."

 . Risks Associated with Year 2000 Issues.

   Like most other companies, the Company strives to ensure that its information systems are able to recognize and process date-sensitive information properly as the year 2000 approaches. Systems that do not recognize and process this information could generate erroneous data or even fail. The Company is conducting reviews of its key computer systems and has identified a number of systems that could be affected by the year 2000 issue. The Company is undertaking to upgrade these systems to allow them to function properly. If these steps are not completed successfully in a timely manner, the Company's operations and financial performance could be adversely affected through disruptions in operations.

                                USE OF PROCEEDS

   Except as otherwise described in any accompanying prospectus supplement, the Company expects to add substantially all of the net proceeds from the sale of the Securities to its funds to be used for general corporate purposes. These general corporate purposes may include repayment of long-term and short-term debt, capital expenditures, working capital and the financing of acquisitions. Funds not used immediately may be invested in short-term marketable securities.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth the Company's consolidated ratios of earnings from continuing businesses to fixed charges for the indicated periods.

                                                     Year Ended December 31,
                                                    -------------------------
                                                    1994 1995 1996 1997  1998
Ratio of earnings
 from continuing businesses to fixed charges (1)..  8.71 1.06 8.23 10.29 0.63(2)

--------
(1) Excluding restructuring charges for all periods, the pre-tax loss on the ceramic tile business combination for 1995 and an asbestos liability charge in 1998, the ratios would have been 8.71, 7.26, 9.76, 10.29 and
    5.06 for 1994, 1995, 1996, 1997 and 1998, respectively.
(2) Earnings were inadequate to cover fixed charges by $28.9 million.

   The ratio of earnings from continuing businesses to fixed charges has been computed by dividing earnings from continuing businesses by fixed charges. For purposes of calculating this ratio, earnings from continuing businesses consist of consolidated earnings from continuing business operations before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of rent expense which is deemed to be representative of interest and amortization of finance costs.

   The following table sets forth the Company's consolidated ratios of earnings from continuing businesses to combined fixed charges and preferred stock dividends for the indicated periods.

                                                 Year Ended December 31,
                                               ----------------------------
                                               1994  1995   1996 1997  1998
Ratio of earnings
 from continuing businesses to fixed charges
 (1).......................................... 4.89 0.83(2) 5.73 10.29 0.63(3)

--------
(1) Excluding restructuring charges for all periods, the pre-tax loss on the ceramic tile business combination for 1995 and an asbestos liability charge in 1998, the ratios would have been 4.85, 4.32, 6.78, 10.29 and
    5.06 for 1994, 1995, 1996, 1997 and 1998, respectively.
(2) Earnings were inadequate to cover fixed charges plus preferred stock dividends by $16.2 million.
(3) Earnings were inadequate to cover fixed charges by $28.9 million.

                        DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the Debt Securities. A prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

   The senior debt securities, referred to as "Senior Debt Securities," will be issued under an Indenture, dated as of December 23, 1998, between the Company and The First National Bank of Chicago, as Trustee. In this prospectus, The First National Bank of Chicago is referred to as the "Trustee," and this Indenture is referred to as the "Senior Indenture." The subordinated debt securities, referred to as "Subordinated Debt Securities," will be issued under a separate Indenture, dated as of December 23, 1998, between the Company and the Trustee. In this prospectus, this Indenture is referred to as the "Subordinated Indenture." The Senior Indenture and Subordinated Indenture are sometimes referred to collectively as the "Indentures."

   The statements under this caption relating to the Debt Securities and the Indentures are summaries only and are not complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. In the summary below, we have included references to section numbers and articles of the applicable Indentures so that you can easily locate these provisions. The Indentures have been filed as exhibits to the Registration Statement of which this prospectus is a part. You should read the Indentures for additional information before you decide to purchase any Debt Securities.

General

   The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued. They provide that Debt Securities may be issued from time to time, in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. (Section 301) The Debt Securities will have terms and provisions that are not inconsistent with the Indentures. These terms will relate to maturity, principal and interest, as the Company may determine. Unless otherwise specified in the applicable prospectus supplement, the Senior Debt Securities when issued will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all our Senior Debt, as described under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

   The applicable prospectus supplement will set forth whether the Debt Securities being sold will be Senior Debt Securities or Subordinated Debt Securities, the price or prices of the Debt Securities being issued and will describe the following terms of the Debt Securities:

   . the title of the Debt Securities and the aggregate principal amount of the Debt Securities being issued by the Company;

   . the Person to whom any interest on a Debt Security of the series is payable, if other than the Person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest payment;

   . the date or dates on which the principal of and premium, if any, on such Debt Securities is payable or the method of determination of the principal and premium, if any;

   . the interest rate or rates of such Debt Securities or the method of determination thereof, if any, the date or dates from which any such interest will accrue, the date or dates on which any such interest will be payable and the record date for any such interest payable on any interest payment date;

   . the place or places where the principal of, and any premium and interest, if any, on any of such Debt Securities will be payable;

   . the terms and conditions relating to redemption of any such Debt Securities, if applicable;

   . the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased pursuant to such obligation;

   . the denominations of such Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000;

   . whether such Debt Securities are to be issued at less than their principal amount and the amount of the discount at which such Debt Securities will be issued;

   . if the amount of principal of, or any premium or interest, on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

   . if other than United States dollars, the currency, currencies or currency units in which the principal of, or any premium or interest, on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount of such Debt Securities in the currency of United States dollars is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

   . if the principal of, or any premium or interest, on any of such Debt Securities is to be payable, at the election of the Company or the holder of such Debt Securities, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

   . if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities that will be payable upon declaration of acceleration of the maturity of such Debt Securities;

   . if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount of such Debt Securities which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

   . provisions, if any, for the defeasance of such Debt Securities as described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Covenant Defeasance," or under both such captions;

   .    if applicable, the conversion rights with respect to such Debt
        Securities;

   . whether any of such Debt Securities will be issuable in the form of one or more Global Securities, defined below, and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer-- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged, in whole or in part, for Debt Securities registered, and any transfer of such Global Security, in whole or in part, may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee;

   . any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the holders to declare the principal amount of any of such Debt Securities due and payable;

   . any addition to or change in the covenants in the Indentures described under "Certain Restrictive Covenants" applicable to any of such Debt Securities; and

   . any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

   Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount will be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

   Unless otherwise described in an applicable prospectus supplement, the Indentures and the forms of the Debt Securities will not contain provisions designed to afford holders of the Debt Securities protection in the event of a takeover, recapitalization, or similar restructuring involving the Company that may adversely affect holders of Debt Securities.

   The Company shall deliver Debt Securities of any series, duly executed by the Company to the Trustee for authentication, together with an order for the authentication and delivery of such Debt Securities. The Trustee, in accordance with such order, shall authenticate and deliver such Debt Securities. No Debt Securities of any series shall be entitled to any benefit under the Indentures or be valid or obligatory for any purpose unless there appears thereon a certificate of authentication substantially in the form provided for in the Indentures and manually executed by the Trustee or an authenticating agent duly appointed by the Trustee. Such certificate shall be conclusive evidence, and the only evidence, that such Debt Securities have been duly authenticated and delivered under, and are entitled to the benefits of, the Indentures.

Conversion Rights

   If a series of Debt Securities is convertible, the applicable prospectus supplement relating to such series will describe the terms on which those Debt Securities are convertible and the property or securities into which such Debt Securities are convertible. Such terms may include provisions as to whether conversion is mandatory, or at the option of the holder, and may include provisions pursuant to which the number of securities or property to be received by the holders of Debt Securities would be calculated according to the market price of our Common Stock or other securities or property as of a certain stated time. (Article Fourteen)

Subordination of Subordinated Debt Securities

   Unless otherwise stated in the applicable prospectus supplement, the following provisions will apply to the Subordinated Debt Securities.

   The Subordinated Debt Securities, to the extent set forth in the Subordinated Indenture, will be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1502)

   In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will be entitled to receive payment in full of all amounts due thereon prior to the holders of the Subordinated Debt Securities being entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1503)

   No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 1504) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

   "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt (as defined under "Restrictive Covenants--Limitation on Liens"), whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing such Debt or pursuant to which such Debt is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or Subordinated to, the Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include the Subordinated Debt Securities.

   The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Debt.

   Further provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the Debt Securities of each series will be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples of $1,000. (Section 302)

   At the option of the holder, subject to the terms of the Indentures and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

   Subject to the terms of the Indentures and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of any taxes or other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable prospectus supplement. (Section
305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent. The Company may also approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

   In the event of a redemption in part, the Company will not be required to
(i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or
(ii) register the transfer of or exchange any Debt Security, in whole or in part, called for redemption, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

Global Securities

   The Debt Securities of a particular series may be issued in the form of one or more Global Securities, which will be deposited with a depositary, referred to as the "Depositary," or its nominee or a custodian therefor, each of which will be identified in the prospectus supplement relating to such series. The Global Securities will have an aggregate principal amount equal to that of the Debt Securities that they represent. The Global Securities will have a legend regarding their restrictions on exchanges and registration of transfer referred to below and any such other matters as may be provided for pursuant to the Indentures.

   Notwithstanding any provision of the Indentures or any Debt Security described in this summary, no Global Security may be exchanged, in whole or in part, for Debt Securities registered, and no transfer of a Global Security, in whole or in part, may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:
(i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indentures; (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security; or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a Global Security or any portion of a Global Security will be registered in such names as the Depositary may direct. (Sections 204 and 305)

   So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Debt Securities and the Indentures. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indentures. All payments of principal of, and any premium and interest on, a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee, referred to as "participants," and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt

Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

   Unless otherwise indicated in the applicable prospectus supplement, principal of, and any premium and interest on, the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time. However, at the Company's option, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register.

   Unless otherwise indicated in the applicable prospectus supplement, the Corporate Trust Office of the Trustee in New York, New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable prospectus supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

  All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company. After such time, the Holder of such Debt Security will look only to the Company for payment of such amounts. (Section 1003)

Restrictive Covenants

   . Limitation on Liens. The Senior Indenture provides that, except as otherwise provided in the next succeeding paragraph, neither the Company nor any Restricted Subsidiary will issue, assume or guarantee any indebtedness for borrowed money, referred to as "Debt," secured by any mortgage, pledge, security interest, lien or other encumbrance, referred to as a "Lien," upon any Principal Property of the Company or of any Restricted Subsidiary or upon any shares of stock or Debt of any Restricted Subsidiary (whether such Principal Property, shares of stock or Debt are now owned or hereafter acquired) unless the Company secures or causes such Restricted Subsidiary to secure the Senior Debt Securities equally and ratably with, or prior to, such secured Debt, for so long as such Debt will be so secured. The restriction will not apply to Debt secured by:

   (A) liens on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation's becoming a Restricted
        Subsidiary;

   (B) liens on any property (including shares of stock or Debt) existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 180 days after, the acquisition of such property, shares of stock or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction costs thereof (provided such Liens are limited to such property, improvements thereon and the land upon which such property and improvements are located and any other property not then constituting a Principal Property);

   (C) liens on any property to secure all or any part of the cost of development, operations, construction, alteration, repair or improvement of all or any part of such property, or to secure Debt incurred prior to, at the time of or within 180 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided such Liens are limited to such property, improvements thereon and the land upon which such property and improvements are located and any other property not then constituting a Principal Property);

   (D) liens which secure Debt owing by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary;

   (E) liens securing indebtedness of a corporation which becomes a successor of the Company in accordance with the provisions described under the heading "Consolidation, Merger and Sale of Assets" below;

   (F) liens on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, or in favor of any trustee or mortgagee for the benefit of holders of indebtedness of any such entity incurred for any such purpose;

   (G)  liens existing at December 23, 1998; and

   (H) any extension, renewal or replacement (or successive extension, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (A) to (G), inclusive, or of any Debt secured thereby; provided that such extension, renewal or replacement Lien shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus any improvements on such property) and shall secure no larger amount of Debt than that existing at the time of such extension, renewal or replacement.

   Notwithstanding the foregoing restrictions, the Company and any one or more Restricted Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions if at the time it does so, referred to as the "Incurrence Time," the aggregate amount of such Debt plus all other Debt of the Company and its Restricted Subsidiaries secured by a Lien which would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (A) through (H) referred to above), plus the aggregate Attributable Debt (determined as of the Incurrence Time) of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by clause (1) under the heading "--Limitations on Sale and Leaseback Transactions" below) entered into after December 23, 1998 and in existence at the Incurrence Time (less the aggregate amount of proceeds of such Sale and Leaseback Transactions which shall have been applied in accordance with clause (3) under "Limitations on Sale and Leaseback Transactions"), does not exceed 15% of Consolidated Net Tangible Assets.

   . Limitations on Sale and Leaseback Transactions. The Senior Indenture provides that neither we nor any of our Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless either:

   (1) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled pursuant to the foregoing covenant relating to "Limitation on Liens," without equally and ratably securing the Senior Debt Securities, to issue, assume or guarantee indebtedness secured by a Lien on such Principal Property; or

   (2) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after December 23, 1998 (other than such Sale and Leaseback Transactions as are permitted by clause (1) or clause (3) of this paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered in subdivisions (A) through (H) under the heading "--Limitation on Liens" above) which do not equally and ratably secure the Senior Debt Securities, would not exceed 15% of Consolidated Net Tangible Assets; or

   (3) the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction (in either case as determined by the Board of Directors) to the retirement of Senior Debt Securities or other indebtedness of the Company (other than indebtedness Subordinated to the Senior Debt Securities) or indebtedness of a Restricted Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application, provided that the amount to be so applied shall be reduced by (i) the principal amount of Senior Debt Securities delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (ii) the principal amount of any such indebtedness of the Company or a Restricted Subsidiary other than Senior Debt Securities voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale or transfer; provided, further, that notwithstanding the foregoing, no retirement referred to in this clause (3) may be affected by payment at Maturity.

   Notwithstanding the foregoing, where the Company or any Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Debt shall not include any Debt resulting from the guarantee by the Company or any other Restricted Subsidiary of the lessee's obligation thereunder.

Certain Definitions

   The term "Attributable Debt" means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   The term "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (b) all current liabilities, all as reflected in the Company's latest audited consolidated balance sheet contained in the Company's most recent annual report to its stockholders under Rule 14a-3 of the Exchange Act prior to the time as of which "Consolidated Net Tangible Assets" shall be determined.

   The term "Maturity," when used with respect to any security, means the date on which the principal of such security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

   The term "Principal Property" means any single manufacturing plant, research laboratory or other similar facility located within the United States of America (other than its territories and possessions) and owned by, or leased to, the Company or any Restricted Subsidiary, the book value of the property, plant and equipment of which (as shown, net of depreciation, on the books of the owner or owners) is not less than 2% of the Consolidated Net Tangible Assets at the end of the most recent fiscal year of the Company, reflected in the latest audited consolidated statement of financial position contained in the Company's most recent annual report to its stockholders under Rule 14a-3 of the Exchange Act, except (a) any such plant or facility (i) owned or leased jointly or in common with one or more Persons other than the Company and its Subsidiaries, in which the interest of the Company and its Restricted Subsidiaries does not exceed 50%, or (ii) which the Board of Directors determines by Board Resolution in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (b) any portion of any such plant or facility which the Board of Directors determines by Board Resolution in good faith not to be of material importance to the use or operation of such plant or facility.

   The term "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories and possessions) which shall at the time, directly or indirectly through one or more Subsidiaries or in combination with one or more other Subsidiaries, own or be a lessee of a Principal Property.

Consolidation, Merger and Sale of Assets

   The Indentures provide that the Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, referred to as a "successor Person," and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless:

   (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indentures;

   (ii) immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

   (iii) if, as a result of the transaction, property of the Company or a Restricted Subsidiary becomes subject to a Lien that would not be permitted under the provisions described under the heading "Restrictive Covenants--Limitations on Liens" above, the Company takes such steps as shall be necessary to secure the Senior Debt Securities, if any, equally and ratably with (or prior to) the indebtedness secured by such Lien; and

   (iv) certain other conditions are met. (Section 801)

Events of Default

   Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under the Indentures with respect to Debt Securities of any series:

   . failure to pay principal of or premium, if any, on any Debt Security of that series when due (with respect to Subordinated Debt Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture);

   . failure to pay any interest on any Debt Securities of that series when due, continued for 30 days (with respect to Subordinated Debt Securities whether or not such payment is prohibited by the subordination provision of the Subordinated Indenture);

   . failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (with respect to Subordinated Debt Securities, whether or not such deposit is prohibited by the subordination provisions of the Subordinated Indenture);

   . failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indentures;

   .    certain events in bankruptcy, insolvency or reorganization; and

   . any other Event of Default as may be specified with respect to Debt Securities of such series.

   If an Event of Default (other than an Event of Default relating to bankruptcy, insolvency or reorganization as described above) with respect to the Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default relating to bankruptcy, insolvency or reorganization as described above with respect to the Debt Securities of any series at the time outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree for the payment of money based on such acceleration has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the

Indentures. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" below.

   Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

   Holders of a Debt Security of any series do not have any right to institute any proceeding with respect to the Indentures, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

   (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

   (ii) the holders of at least 25% in aggregate principal amount of the outstanding securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

   (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

   However, such limitations do not apply to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

   The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its covenants and agreements under the Indentures. The Company must also specify all such known defaults under the Indentures. (Section 1004)

Modification and Waiver

   With respect to the Debt Securities of any series, modifications or amendments of the Indentures may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment, except that no such modification or amendment may, without the consent of the holders of all the outstanding securities of such series to:

   (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

   (b) reduce the principal amount of, or any premium or interest on, any Debt Security;

   (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity of such Debt Security;

   (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

   (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;

   (f) in the case of Subordinated Debt Securities, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities;

   (g) reduce the percentage in principal amount of outstanding securities of any series, the consent of whose holders is required for modification or amendment of the Indentures;

   (h) reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; or

   (i) modify the provisions of the Indentures with respect to modification and waiver. (Section 902)

   The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by the Company with certain restrictive provisions of the Indentures. (Sections 1010 and 1008 of the Senior Indenture and the Subordinated Indenture, respectively). The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the Indentures, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indentures which cannot be amended without the consent of the holder of each outstanding security of such series affected. (Section 513)

   The Indentures provide that in determining whether the holders of the requisite principal amount of the outstanding securities have given or taken any direction, notice, consent, waiver or other action under the Indentures as of any date:

   (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date;

   (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

   (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the United States dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be outstanding. (Section 101)

   We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indentures, in the manner and subject to the limitations provided in the Indentures, except in limited circumstances. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

   Unless otherwise specified in the applicable prospectus supplement, we may elect at any time to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indentures, applied to the Debt Securities of any series, or to any specified part of a series.

   . Defeasance and Discharge. The Indentures provide that the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. Government Obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and any premium and interest on, such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indentures and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

   . Defeasance of Certain Covenants. The Indentures provide that the Company may omit to comply with certain restrictive covenants, including those described under "Restrictive Covenants" and in the last sentence under "Consolidation, Merger and Sale of Assets" and any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities, and, in the case of the Subordinated Indenture, the provisions of Article Fifteen relating to subordination will cease to be effective with respect to any Subordinated Debt Securities. In order to do so, the Company will be required to deposit, in trust for the benefit of the holders of such Debt Securities, money or U.S. Government Obligations, or both, that, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and any premium and interest, on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indentures and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

In the event the Company exercises this option with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and
1304)

Notices

   Notices to Holders of Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Sections 101 and 106)

Title

   The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

   The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

Regarding the Trustee

   The First National Bank of Chicago, as Trustee, serves as trustee under the Indentures. The Trustee also provides cash management and other banking and advisory services to the Company in the normal course of business.

   In certain circumstances, such as an Event of Default, the Trustee may be deemed to have a conflicting interest with respect to the Debt Securities for purposes of the Trust Indenture Act of 1939, as amended. If the Trustee is unable to eliminate any such conflicting interest, the Trustee may be required to resign as Trustee under either the Subordinated Indenture or the Senior Indenture. In that event, we would be required to appoint a successor trustee for such Indenture.

                         DESCRIPTION OF CAPITAL STOCK

General

   The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $1.00 per share, and 20,000,000 shares of Class A Preferred Stock, without par value. The following summary of the material terms of the capital stock of the Company is not complete and is qualified in its entirety by reference to, the more complete descriptions contained in (i) the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, and the Rights Agreement, effective March 21, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., formerly known as Chemical Mellon Shareholder Services, L.L.C., as Rights Agent, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and (ii) the certificate of designation or amendment to the Articles of Incorporation relating to each series of Preferred Stock.

Common Stock

   . Dividends. Holders of our Common Stock may receive dividends when declared by our Board of Directors out of funds that we can legally use to pay dividends. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock.

   . Preferred Stock Purchase Rights. Attached to each share of Common Stock offered hereby will be a right to purchase Series One Preferred Stock. The rights are exercisable under the circumstances described below under the heading "--Series One Preferred Stock and Preferred Stock Purchase Rights" and the exercise of such rights may have the effect of delaying, deterring or preventing a change of control of the Company described below under the heading "--Certain Provisions Affecting Control of the Company."

   . Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders, except that shareholders are entitled to cumulate their votes in the election of directors. Under cumulative voting, a shareholder has the right to multiply the total number of shares held by the shareholder by the number of directors to be elected. The shareholder can then cast the total number of votes so determined for one nominee or can distribute them among different nominees. Our Bylaws require shareholders desiring to nominate persons for election as a director to give advance notice of such nominations to the Company.

   Generally, to receive authorization, corporate actions voted upon by the shareholders of the Company, or by a class of such shareholders of the Company, require the affirmative vote of a majority of the votes cast by such shareholders, or by such class of shareholders, entitled to vote thereon. However, this does not apply to the election of directors which are subject to cumulative voting as discussed above. Further, our Articles of Incorporation and Bylaws require the approval by the holders of at least 80% of the votes which all shareholders of the Company would be entitled to cast at an annual election of directors, voting together as a single class, for the removal of any director, class of directors or the entire Board of Directors (subject to nonremoval if sufficient votes are cast against removal) or for any change to any provision of our Articles of Incorporation or Bylaws providing for the number of directors, the classification of directors or the filling of vacancies on the Board of Directors, unless any such change is unanimously approved by our Board of Directors. In addition, our Bylaws may be amended only by a vote of two-thirds of the Board of Directors then in office, subject to the power of the shareholders to change such action.

   Our Bylaws provide for the Board of Directors to be divided into three classes of directors, each class as nearly equal in number as possible, with one class being elected each year for a three-year term. This helps ensure continuity and stability of corporate leadership and policy, but it also has the effect of making it more difficult for a person to acquire control of the Company. As a result of this classification system, at least two annual meetings are necessary to effect a change in a majority of the Company's directors. Further, while cumulative voting enables minority shareholders to gain representation on the Board, the existence of a classified Board increases the number of shares required to elect at least one director.

   . Liquidation. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after the payment of the liabilities and the liquidation preferences of any outstanding preferred stock.

   . Listing. Our outstanding shares of Common Stock are listed on the New York, Pacific and Philadelphia Stock Exchanges under the symbol "ACK." Any additional Common Stock we issue will also be listed on the New York, Pacific and Philadelphia Stock Exchanges, subject to official notice of issuance.

   . Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

   . Other Information. The Common Stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The shares of Common Stock currently outstanding are fully paid and nonassessable. Except in certain circumstances as discussed below under "Description of Capital Stock-- Certain Provisions Affecting Control of the Company," the Common Stock is not subject to discriminatory provisions based on ownership thresholds.

Class A Preferred Stock

   The Class A Preferred Stock, other than Series One Preferred Stock discussed below under the heading "--Series One Preferred Stock and Preferred Stock Purchase Rights," is issuable in one or more series and will have the dividend, conversion, redemption, voting and liquidation rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. The applicable prospectus supplement relating to the particular series of the preferred stock offered by such prospectus supplement will contain specific terms, including:

       (i) the title of the series and the number of shares in the series offered;

      (ii) the price at which such series will be issued;

     (iii) the dividend rate (or method of calculation), if any, the dates on which dividends will be payable and the dates from which dividends shall commence to accumulate for such series;

     (iv) any redemption or sinking fund provisions of such series;

      (v) any conversion provisions of such series;

     (vi) the voting rights, if any, of such series;

    (vii) the liquidation preference of such series; and

   (viii) any additional dividend, liquidation, redemption, sinking fund and other special or relative rights, preferences, qualifications, privileges, limitations, options and restrictions of such series.

   The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Class A Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors will be authorized to fix or alter the designation, number, voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions of such rights pursuant to a certificate of designations or an amendment to the Company's Articles of Incorporation. Among the specific matters that may be determined by the Board of Directors are the rate of dividends; the redemption price, if any; the terms of a sinking fund or redemption or purchase account, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company; conversion or exchange rights, if any; and voting power, if any.

   Although the Company has no present intention to issue additional shares of Class A Preferred Stock, the issuance of shares of the Class A Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Class A Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Class A Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or even a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the Company's securities are traded.

   . Dividends. The Preferred Stock will be preferred over the Common Stock (but may be subordinated as to the other series of Preferred Stock) with respect to the payment of dividends. Holders of shares of each series of Preferred Stock will be entitled to receive dividends (either in cash, shares of Common Stock or Preferred Stock, or otherwise) if such dividends are declared by our Board of Directors, at the rate and on the date or dates set forth in the applicable prospectus supplement. Such preferred stock dividend payments are made prior to the declaration of or setting aside for payment of dividends or distributions on the Common Stock. With respect to each series of Preferred Stock, the dividends on each share of such series will be cumulative from the date of issuance of such shares unless some other date is set forth in the prospectus supplement relating to any such series. Accruals of dividends will not bear interest.

   . Conversion. Shares of any series of Preferred Stock will be convertible into shares of Common Stock, any other series of Preferred Stock or Debt Securities to the extent set forth in the prospectus supplement relating to any such series.

   . Redemption. Shares of any series of Preferred Stock will be redeemable to the extent set forth in the prospectus supplement relating to any such series, which may or may not include any restrictions on the repurchase or redemption of such Preferred Stock while there is any arrearage in the payment of dividends.

   . Voting Rights. Unless otherwise provided in the prospectus supplement, holders of our Preferred Stock will be entitled to one vote for each share of Preferred Stock held by them on all matters presented to shareholders.

   . Liquidation. The Preferred Stock will be preferred over the Common Stock (but may be subordinated as to other series of Preferred Stock, as described in this prospectus) as to assets so that the holders of each series of Preferred Stock will be entitled to be paid the amount set forth in the prospectus supplement relating to any such series, upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. Such payments are made before any distribution is made to the holders of Common Stock. However, in such case the holders of such series of Preferred Stock will not be entitled to any other or further payment.

   . Other Information. Unless otherwise provided in the applicable prospectus supplement, the Preferred Stock will not carry any preemptive rights, will not be, upon issuance, subject to further calls and will not be, upon issuance, subject to any sinking fund provisions. The Preferred Stock will be, when issued, fully paid and nonassessable. Unless otherwise provided in the applicable prospectus supplement, and except in certain circumstances as discussed below under "--Certain Provisions Affecting Control of the Company," the Preferred Stock will not be upon issuance, subject to discriminatory provisions based on ownership thresholds.

   The description of the terms of a particular series of Preferred Stock offered hereby that will be set forth in the applicable prospectus supplement is not complete and is qualified in its entirety by reference to the applicable certificate of designations or amendment to the Company's Articles of Incorporation with respect to each series.

Series One Preferred Stock and Preferred Stock Purchase Rights

   . Preferred Stock Purchase Rights. The Series One Preferred Stock, which is a series of Class A Preferred Stock, is issuable pursuant to the exercise of rights to purchase Series One Preferred Stock. In this prospectus, such rights are referred to as "Rights." The Series One Preferred Stock is not being offered hereby, although the Rights will attach to any Common Stock which may be sold pursuant to this prospectus and any prospectus supplement. On March 21, 1996, our Board of Directors paid a distribution of one Right for each outstanding share of our Common Stock to shareholders of record on January 19, 1996, and with respect to each share of Common Stock that may be issued by the Company prior to the date on which the Rights first become exercisable (or the earlier redemption or expiration of the Rights), subject to adjustment in certain events. In general, the Rights become exercisable ten days after a person or group either acquires beneficial ownership of shares representing 20% or more of the voting power of the Company or announces a tender or exchange offer that would result in such person or group beneficially owning shares representing 28% or more of the voting power of the Company. When the Rights become exercisable, each Right entities its holder (other than such 20% shareholder or tender or exchange offeror) to buy one one-hundredth of a newly issued share of Series One Preferred Stock at a purchase price of $300, subject to adjustment. If, after the Rights become exercisable, any person or group becomes the beneficial owner of 28% or more of the voting power of the Company or if the Company is the surviving corporation in a merger with a person or group that owns 20% or more of the voting power of the Company, then each owner of a Right (other than such 20% or 28% shareholder) will be entitled to purchase shares of our Common Stock having a value equal to twice the exercise price of the Right. In addition, if, after the Rights become exercisable, the Company is a party to a merger and is not the surviving company or 50% or more of the Company's assets or earnings power are sold in a single or series of related transactions, then each owner of a Right will be entitled to purchase shares of the acquiring person having a value equal to twice the exercise price of the Right. Until the Rights first become exercisable, the Rights attach to and trade with shares of the Company's Common Stock. Generally, the Rights are redeemable at the option of the Company for $.05 per Right at any time prior to the tenth day following a public announcement that a person or group has acquired beneficial ownership of 20% or more of the voting power of the Company. The Rights expire by their terms on March 21, 2006, unless earlier redeemed.

   The terms of the Rights are set forth in the Rights Agreement which has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A/A filed on March 15, 1996, file number 001-02116, which is incorporated herein by reference.

   . Dividends. Subject to the rights and preferences of the holders of any other series of Class A Preferred Stock, the holders of Series One Preferred Stock are entitled to receive cumulative, quarterly dividends, without interest, when and as declared by our Board of Directors, out of funds legally available to pay dividends, in preference to the holders of Common Stock. Such dividends are in an amount per share equal to the greater of $36.00 or 100 times, as adjusted, the aggregate per share amount of all cash and non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock, paid on the Common Stock in the immediately preceding quarter.

   . Conversion Rights. In the event the Company enters into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash and/or any other property, then the Series One Preferred Stock will be at the same time, similarly exchanged for or converted into an amount per share equal to 100 times, as adjusted, the aggregate amount for or into which the Common Stock is exchanged or converted.

   . Voting Rights. Holders of Series One Preferred Stock have no voting rights except as may be provided by law.

   . Redemption. The Series One Preferred Stock may be redeemed at the option of our Board of Directors, as a whole, but not in part, at any time, at a cash price per share equal to 100 times, as adjusted, the average market value, as defined, of the Common Stock, plus all accrued but unpaid dividends. The Company is not entitled, however, to purchase or otherwise acquire shares of the Series One Preferred Stock if the quarterly dividend in respect thereof is accrued and has not been paid or declared and a sum sufficient for the payment thereof set apart unless all shares of such stock at the time outstanding are purchased or otherwise acquired.

   . Liquidation. Subject to the rights and preferences of the holders of any other series of Class A Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series One Preferred Stock are entitled to $100 per share, plus all accrued and unpaid dividends, plus an amount equal to the holder's pro rata share of assets that would be available for distribution after payment of all liabilities, liquidation preferences and distributions on the Common Stock, if any, as determined according to a formula and subject to adjustment in certain events. The amount payable to the holders of Series One Preferred Stock as so determined is prior to any payment or distribution to the holders of Common Stock.

   . Other Information.The Series One Preferred Stock does not carry any preemptive rights, will not be subject, upon issuance, to any sinking fund provisions and will not be subject, upon issuance, to any further calls. Upon issuance, the shares of the Series One Preferred Stock will be fully paid and nonassessable. Except in certain circumstances as discussed below under "Description of Capital Stock--Certain Provisions Affecting Control of the Company," the Series One Preferred Stock will, upon issuance, be freely alienable and not subject to discriminatory provisions based on ownership thresholds.

Certain Provisions Affecting Control of the Company

   . General. Certain provisions of our Articles of Incorporation and Bylaws, as well as the Pennsylvania Business Corporation Law, referred to as the "PBCL," operate only with respect to extraordinary corporate transactions, such as mergers, reorganizations, tender offers, sales or transfers of substantially all of the Company's assets or the liquidation of the Company, and could have the effect of delaying or making more difficult a change in control of the Company in certain circumstances.

   The provisions of the Company's Articles of Incorporation, Bylaws and the PBCL described below are designed to reduce, or have the effect of reducing, the vulnerability of the Company to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of the Company or an unsolicited takeover attempt that is unfair to the Company's stockholders. The summary of such provisions set forth below is not complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation, Bylaws and the PBCL.

   The Company's Board of Directors has no present intention to introduce additional measures that might have an anti-takeover effect. The Company's Board of Directors, however, expressly reserves the right to introduce such measures in the future.

   . Certain Provisions of the Articles of Incorporation and Bylaws. The provisions of our Articles of Incorporation and Bylaws which may have the effect of delaying, deterring or preventing a change of control of the Company include the classification of our Board of Directors into three classes, cumulative voting for members of the Board of Directors, the requirement of an 80% vote of outstanding shares to remove directors, each as described under the heading "--Common Stock -- Voting Rights" above, and the ability of the Board of Directors to issue Class A Preferred Stock in one or more series as described under the heading "--Class A Preferred Stock" above. In addition, our Articles of Incorporation provide that a Business Combination (as defined below) with an Interested Shareholder (as defined below) requires the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders, other than the Interested Shareholder, would be entitled to cast at an annual election of directors, voting together as a single class, unless the transaction is approved by a majority of the Disinterested Directors (as defined below) or the transaction meets certain fair price and procedural requirements. An "Interested Shareholder" is, with certain exceptions, any person, or his assignee or successor (not including the Company or an affiliate of the Company), who is (or was within the previous two years) the beneficial owner of more than ten percent of the voting power of the outstanding voting stock, together with such person's affiliates and associates. A "Business Combination" includes, among other transactions, the following:

     (i)the merger or consolidation of the Company with the Interested Shareholder;

    (ii) the sale of all or substantially all of the assets of the Company to the Interested Shareholder or its affiliates or associates;

   (iii) the issuance of securities of the Company to an Interested Shareholder having a value equal to greater than ten percent of the assets of the Company;

   (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of the Interested Shareholder; or

    (v) any reclassification or recapitalization of securities which effectively increases the proportional equity share of the Interested Shareholder.

   The term "Disinterested Director" means a director who is neither affiliated with nor a representative of an Interested Shareholder and (i) was a director prior to the time an Interested Shareholder became such, (ii) was recommended or elected to fill a vacancy created by an increase in the size of the Board of Directors by a majority of the Disinterested Directors then in office, or (iii) was a successor of a Disinterested Director and was recommended or elected to succeed a Disinterested Director by a majority of the Disinterested Directors then in office.

   Certain other provisions of our Articles of Incorporation and Bylaws which could have the effect of delaying or preventing a Change in Control of the Company are described above under the captions "Description of Capital Stock-- Common Stock" and "Description of Capital Stock--Class A Preferred Stock."

   . Preferred Stock Purchase Rights. In addition to the provisions of the Company's Articles of Incorporation and Bylaws discussed above, the Company has issued Preferred Stock Purchase Rights which also may have the effect of delaying, deterring or preventing a change of control of the Company. The Preferred Stock Purchase Rights and the terms of the Series One Preferred Stock issuable upon exercise of such rights are described above under the heading "--Series One Preferred Stock and Preferred Stock Purchase Rights."

   . Certain Provisions of the PBCL. The Company is governed by certain "anti-takeover" provisions in the PBCL which include the following:

      (i) provisions which prohibit certain business combinations (as defined in the PBCL) involving a corporation that has voting shares registered under the Exchange Act and an "interested shareholder" (generally defined to include a person who beneficially owns shares representing at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation) unless certain conditions are satisfied or an exemption is applicable;

     (ii) provisions concerning a "control-share acquisition" in which the voting rights of certain shareholders of the corporation (specifically, a shareholder who acquires 20%, 33 1/3% or 50% or more of the voting power of the corporation) are conditioned upon the consent of a majority vote at a meeting of the independent shareholders of the corporation after disclosure by such shareholder of certain information, and with respect to which such shareholder is effectively deprived of voting rights if consent is not obtained;

    (iii) provisions pursuant to which any profit realized by a "controlling person or group," generally defined as a 20% beneficial owner, from the disposition of any equity securities within twenty-four months prior to, and eighteen months succeeding, the acquisition of such control is recoverable by the corporation;

     (iv) provisions pursuant to which severance payments are to be made by the corporation to any eligible employee of a covered corporation whose employment is terminated, other than for willful misconduct, with ninety days before, or twenty-four months after, a control-share acquisition;

      (v) provisions pursuant to which any holder of voting shares of a registered corporation who objects to a "control transaction" (generally defined as the acquisition by a person or group (the "controlling person or group") that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation) is entitled to make a written demand on the controlling person or group for payment of the fair value of the voting shares of the corporation held by the shareholder;

     (vi) a set of interrelated provisions which are designed to support the validity of actions taken by the Board of Directors in response to takeover bids, including specifically the Board's authority to "accept, reject or take no action" with respect to a takeover bid, and permitting the unfavorable disparate treatment of a takeover bidder; and

   (viii) provisions which allow the directors broad discretion in considering the best interests of the corporation, including a provision which permits the Board to consider various corporate interests including the short and long-term interests of the corporation and the resources, intent and conduct of any person seeking to acquire the corporation.

                            DESCRIPTION OF WARRANTS

   We may issue Warrants for the purchase of Debt Securities, Common Stock, Preferred Stock or any combination thereof. Warrants may be issued alone or together with any other Securities offered by a prospectus supplement, and may be attached to or separate from such Securities. Warrants may be issued under warrant agreements, each referred to as a "Warrant Agreement." The Warrant Agreement will be entered into between the Company and a warrant agent, referred to as a "Warrant Agent," as specified in the applicable prospectus supplement. The Warrant Agent will act solely as our agent in connection with the Warrants of a particular series and will not act as an agent or trustee for any holders or beneficial owners of Warrants. The following description sets forth certain general terms and provisions of the Warrants to be offered and is not intended to be complete. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable prospectus supplement.

   If we offer Warrants, the applicable prospectus will describe their terms, including, where applicable, the following:

   (i)    the title of such Warrant;

   (ii)   the aggregate number of such Warrants;

   (iii)  the price or prices at which such Warrants will be issued;

   (iv) the designation, number and terms of the Debt Securities, Common Stock, Preferred Stock, or combination of such Securities, purchasable upon exercise of such Warrants;

   (v) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security;

   (vi) the date, if any, on and after which such Warrants and the related underlying Securities will be separately transferable;

   (vii) the price at which each underlying Security purchasable upon exercise of such Warrants may be purchased;

   (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

   (ix) the minimum amount of such Warrants that may be exercised at any one time;

   (x)    information with respect to book-entry procedures, if any;

   (xi)   a discussion of any applicable federal income tax considerations;
          and

   (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                       DESCRIPTION OF DEPOSITARY SHARES

   . General. The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to purchasers receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the applicable prospectus supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock.

   The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement, referred to as a "Deposit Agreement," between the Company and a bank or trust company. The bank or trust company selected by the Company is referred to as the "Preferred Depositary." The Preferred Depositary must have its principal office in the United States and must have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

   The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Pending the preparation of definitive engraved Depositary Receipts, the Preferred Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

   Upon surrender of Depositary Receipts at the office of the Preferred Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a Depositary Share Holder is entitled to have the Preferred Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

   . Dividends. The Preferred Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Preferred Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Preferred Depositary for distribution to record holders of Depositary Shares.

   In the event of a distribution other than in cash, the Preferred Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Preferred Depositary determines that it is not feasible to make such distribution, in which case the Preferred Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

   . Conversion and Exchange. If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in a prospectus supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares into other securities of the Company or rights or payments pursuant to the terms thereof.

   . Redemption. After the date fixed for redemption as may be set forth in any prospectus supplement relating to the Depositary Shares, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such redeemed Depositary Shares were entitled upon surrender to the Preferred Depositary of the Depositary Receipts evidencing such Depositary Shares. Unless otherwise provided in the prospectus supplement or in the Deposit Agreement, the Depositary Shares will not be subject to any restriction on the repurchase or redemption thereof while there is any arrearage in the payment of dividends.

   . Voting Rights. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Preferred Depositary in order to enable the Preferred Depositary to do so. The Preferred Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

   . Other Information. Unless otherwise provided in the prospectus supplement or the Deposit Agreement, the Depositary Shares will not carry any conversion rights, will not be subject, upon issuance, to any sinking fund provisions, will not carry any liquidation or preemption rights and will not be, upon issuance, subject to any further calls. The Depositary Shares will be, when issued, freely alienable, fully paid and nonassessable. Unless otherwise provided in the prospectus supplement or the Deposit Agreement, and except in certain circumstances as described above under "-- Certain Provisions Affecting Control of the Company," the Preferred Stock will not be, upon issuance, subject to discriminatory provisions based on ownership thresholds.

   . Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Preferred Depositary only if: (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

   . Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will also pay charges of the Preferred Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

   . Miscellaneous. The Preferred Depositary will forward to the holders of Depositary Shares all reports and communications which are delivered to the Preferred Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

   Neither the Preferred Depositary nor the Company will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Either may rely upon written advice of its counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

   . Resignation and Removal of Depositary. The Preferred Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Depositary and the Company's acceptance of such appointment. Such successor Preferred Depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                             PLAN OF DISTRIBUTION

   We may sell the Securities in any one or more of the following three ways:
(i) to or through underwriters or dealers; (ii) through agents; or, (iii) directly to one or more purchasers. The prospectus supplement relating to the Securities being sold will set forth the terms of the Securities being sold, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts, selling commissions and other items constituting underwriters', dealers' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, and any securities exchanges on which the Securities of such series may be listed, will be set forth in, or may be calculated from the information set forth in the prospectus supplement. Only underwriters so named in the prospectus supplement will be deemed to be underwriters in connection with the Securities offered thereby. The distribution of Securities may be effected from time to time in one or more transactions including negotiated transactions at a fixed public offering price or at varying prices determined at the time of the sale.

   If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities offered by the prospectus supplement if any of such Securities are purchased. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We may grant an option to the underwriters named in the prospectus supplement, exercisable during a fixed period after the date of the prospectus supplement, to purchase additional Securities to cover overallotments, if any, at the same price as the initial Securities to be purchased by the underwriters. The underwriters may purchase such Securities only to cover overallotments made in connection with an offering of Securities.

   We may also directly sell Securities or use agents (which may also act as principals) designated by us from time to time. Any agent involved in the offer or sale of the Securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, or may be calculated from the information set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. In the case of sales made directly by us, no commission will be payable.

   If so indicated in the prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a date specified in the future. Such contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of such contracts.

   Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company or its affiliates in the ordinary course of business.

   All of the Securities will be a new issue of securities with no established trading market, other than the Common Stock, which is currently listed on the Philadelphia, Pacific and New York Stock Exchanges under the symbol "ACK." The Securities, other than the Common Stock, may or may not be listed on a national securities exchange or a foreign securities exchange. In the event that such Securities are not listed on a national securities exchange, certain broker-dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in such Securities or as to the liquidity of the trading market for such Securities. The prospectus supplement with respect to such Securities of any series will state, if known, whether or not any broker-dealer intends to make a market in such Securities. If no such determination has been made, the prospectus supplement will so state.

                                 LEGAL MATTERS

   Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Rogers & Wells LLP, New York, New York. With respect to matters of Pennsylvania law, we may rely on Pennsylvania counsel chosen by the Company at the time of the issuance of the Securities or may name separate counsel who will pass on certain legal matters under Pennsylvania law in the prospectus supplement relating to that offering. If certain legal matters in connection with the Securities offered hereby will be passed upon by counsel for any underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to that offering.

                                    EXPERTS

   The consolidated financial statements of the Company as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 and related financial statement schedule, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                  $200,000,000
                        Armstrong World Industries, Inc.
                          7.45% Senior Notes Due 2029


                                   --------
                             PROSPECTUS SUPPLEMENT
                                  May 14, 1999
                                   --------

                          Joint Book-Running Managers

Salomon Smith Barney                                           J.P. Morgan & Co.

                         Banc One Capital Markets, Inc.
                                Barclays Capital
                             HSBC Securities, Inc.

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